Exhibit 16.2

September 2, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Valeritas, Inc. (the Company) and, under the date of February 23, 2015, we reported on the consolidated financial statements of the Company as of and for the year ended December 31, 2014. On February 23, 2016, we were dismissed. We have read the Company’s statements included pursuant to Item 304(a) of Regulation S-K under the subheadings “KPMG LLP” and “Consultation on Certain Matters with Friedman LLP” in the section “Changes in Accountants on Accounting and Financial Disclosure” in the registration statement dated September 2, 2016, and we agree with such statements, except that (1) we are not in a position to agree or disagree with the Company’s statement that our dismissal and the engagement of Friedman LLP was approved by the Board of Directors of the Company, and (2) we are not in a position to agree or disagree with the Company’s statements included under the subheading “Consultation on Certain Matters with Friedman LLP.”

Very truly yours,

/s/ KPMG LLP